EXHIBIT 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Tigerless AI Holdings Inc.

We consent to the inclusion in this Registration Statement on Form S-4 of Tigerless AI Holdings Inc. of our report dated May 29, 2026, relating to the financial statements of Piermont Valley Acquisition Corp. as of March 31, 2026 and 2025, and for each of the years then ended.

We also consent to the reference to our Firm under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

Aloba, Awomolo & Partners - PCAOB ID# 7275

Ibadan, Nigeria

October 2, 2026